O P T I C A L   C O A T I N G   L A B O R A T O R Y ,   I N C .
     1 9 9 9  I N C E N T I V E   C O M P E N S A T I O N   P L A N

         PART 1. PLAN PURPOSE, ADMINISTRATION AND ELIGIBILITY

I.   PURPOSE
     The purpose of this 1999 Incentive Compensation Plan (the "Plan") of Optical Coating Laboratory, Inc. (the "Company") is to encourage ownership in the Company by personnel whose long-term employment is considered essential to the Company's continued progress and thus to provide them with a further incentive to continue in the employ of the Company. In adopting the Plan, the Board of Directors has determined that the additional incentive provided by the Plan to employees whose efforts have the most effect on the Company's success will promote the welfare of the Stockholders in general.

II.  ADMINISTRATION
     The members of the Compensation and Stock Option Committee, acting as a separate committee (the "Committee") consisting of three or more directors of the Company who are not eligible to participate in the Plan, shall supervise and administer the Plan. The Committee shall, from time to time, designate the employees of the Company who shall be granted stock options ("Stock Options") or stock awards ("Stock Awards") under the Plan and the amount and nature of the award to be granted to each such employee; provided however, at least 50% of all stock options and stock awards granted under the Plan shall be made to employees of the Company who are not officers or directors of the Company. All questions of interpretation of the Plan or of any Stock Options or Stock Awards issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under this Plan may be exercised by any subcommittee so authorized by the Committee.

III. PARTICIPATION IN THE PLAN
     All employees of the Company, including officers and directors, are eligible to participate in the Plan.

IV.  STOCK SUBJECT TO THE PLAN
     The maximum number of shares, which may be optioned or awarded under the Plan, shall be 600,000 shares of OCLI Common Stock. The limitation on the number of shares that may be optioned or awarded under the Plan shall be subject to adjustment as provided in Section XVII of the Plan.

     At least 50% of all Stock Options and Stock Awards granted under the Plan shall be made to employees of the Company who are not officers or directors of the Company.

     The grant of a Stock Award not pursuant to a Stock Option under the Plan shall be subject to such restrictions as the Committee shall determine to be appropriate, including but not limited to restrictions on resale, repurchase provisions, special vesting requirements or forfeiture provisions.

     If any outstanding Stock Option under the Plan for any reason expires or is terminated without having been exercised in full, or if any Stock Awards are forfeited, the forfeited share or shares allocable to the unexercised portion of such Stock Option shall again become available for grant pursuant to the Plan.


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     Upon the grant of a Stock Award or the exercise of a Stock
Option, the Company may issue new shares or reissue shares previously repurchased by or on behalf of the Company.

                        PART 2. STOCK OPTIONS

V.   NON-QUALIFIED STOCK OPTIONS AND INCENTIVE STOCK OPTIONS
     Any Stock Option granted under the Plan shall be designated by the Committee as a non-qualified stock option or as an incentive stock option ("ISO") within the meaning of Section 422A of the Internal
Revenue Code of 1986, as amended (the "Code").

     No ISO shall be granted hereunder unless the Stockholders of the Company approve the Plan within twelve (12) months before or after the date the Plan is adopted.

VI.  TERMS OF STOCK OPTIONS
     Each Stock Option granted under the Plan shall be for a period determined by the Committee not to exceed ten (10) years from the date of grant, shall be evidenced by a stock option agreement between the Company and the person to whom such Stock Option is granted, and shall be subject to the following additional terms and conditions:

     A. CONTINUATION OF EMPLOYMENT. An employee to whom such Stock Option is granted must agree in writing, as a condition to the granting of the Stock Option, that he or she will remain in the employ of the Company following the date of granting of the Stock Option for a period of twelve (12) months before any portion of the Stock Option can be exercised.

     B. EXERCISE OF THE STOCK OPTION. Prior to its termination, such Stock Option may be exercised by the person then entitled to do so, at such time or times and in such amounts as shall be specified in the stock option agreement. A Stock Option is exercised (i) by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and accompanied by full payment of the option price therefor; provided, however, that to the extent authorized by the Committee, an optionee may make all or any portion of any payment due to the Company upon exercise of a Stock Option by delivery of any property (including securities of the Company or promissory notes) other than cash, so long as such property constitutes valid consideration for the Common Stock under applicable law; and (ii) by giving assurances satisfactory to the Company that the shares of Common Stock to be purchased upon such exercise are being purchased for investment and not with a view to resale in connection with any distribution of such shares in violation of the Securities Act of 1933; provided, however, that in the event the Common Stock subject to the Stock Option is registered under the Securities Act of 1993, as amended, or in the event a resale of such Common Stock without such registration would otherwise be permissible, this condition shall be inoperative if in the opinion of counsel for the Company such condition is not required under the Securities Act of 1933, or any other applicable law, regulation or rule of any governmental agency.

     C. OPTION PRICE. The option price under each Stock Option shall be determined by the Committee but shall not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock at the time of granting the Stock Option.

     D. TERMINATION OF THE STOCK OPTION. To the extent not previously exercised, each Stock Option shall terminate on the date fixed therefor in the stock option agreement; provided, however, that (i) in the event that an employee who has been granted a Stock Option shall cease to be employed by the Company or a subsidiary for any reason
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other than death, the Stock Option shall terminate to the extent such employee shall fail to exercise such Stock Option within the time period fixed by the Committee at the time of grant, but only to the extent his or her rights to exercise such Stock Option have accrued pursuant to the terms hereof and have not previously been exercised at the date of such termination; provided, however, that if such employee shall have his or her employment terminated for cause the Stock Option shall terminate simultaneously with such employee's effective date of termination, and any unexercised portion of the Stock Option shall thereupon expire; and (ii) in the event the employee shall die while in the employ of the Company or after the termination of his employment for any reason other than for cause, and shall not have exercised the Stock Option, it shall be exercisable at any time within the period fixed by the Committee at the time of its grant, by the executors or administrators of the employee by bequest or inheritance. Termination of employment "for cause", as used herein, shall mean discharge by the Company or any of its subsidiaries for (i) dishonesty, (ii) commission of a crime, or (iii) divulging trade secrets to competitors or others not entitled to receive them. The foregoing provisions shall apply with equal force and effect and equivalent meaning, with such changes as may be necessary, to a director who has been granted options hereunder.

     E. STOCK OPTIONS NOT TRANSFERABLE. Any Stock Option shall be nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee, or in the event of death, by the optionee's representative or any person designated by the optionee in his stock option agreement.

     F. QUALIFICATION OF STOCK. The right to exercise the Stock Options shall be further subject to the requirement that if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares covered by the Stock Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of or in connection with the granting of such Stock Option or the purchase of shares thereunder, the Stock Option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors, in its sole discretion.

     G. LIMITATION ON INCENTIVE STOCK OPTIONS. No option designated by the Committee as an ISO entitled to special tax treatment under Code Section 422A may be granted under the Plan if such grant, together with any applicable prior grants, would exceed any maximum established under the Code for ISO's that may be granted to a single employee. Should it be determined that any such ISO granted under the Plan exceeds such maximum, the excess portion of such ISO shall be reclassified as a non-qualified option not entitled to special tax treatment under Section 422A of the Code.

     H. PROCEEDS FROM SALE OF STOCK. The proceeds of sale of all shares of Stock issued from time to time upon the exercise of options granted pursuant to the Plan shall be added to the general funds of the Company and as such shall be used from time to time for such corporate purposes as the Board of Directors of the Company may determine.

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     I.  OTHER PROVISIONS. The stock option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion.

VII. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS
     Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Stock Options granted under the Plan, or accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of any Stock Option shall, without the consent of the employee, alter or impair any rights or obligations under any Stock Option theretofore granted under the Plan, and no modification of or substitution for any Stock Option shall have the effect of reducing the option exercise price for such Stock Option.

                         PART 3. STOCK AWARDS

VIII.     STOCK AWARD DETERMINATION
     The Committee may grant an eligible employee Stock Awards at such times and in such amounts as the Committee may designate which in its opinion fully reflect the performance level and potential of such employee. Such awards shall be made in accordance with such guidelines as the Committee may from time to time adopt. Stock Awards shall be independent of any grant of any Stock Option under this Plan, and shall be made subject to such restrictions as the Committee may determine to be appropriate.

IX.  PAYMENT OF STOCK AWARDS

     A. No employee shall have the right to receive payment of any Stock Award until notified of the amount of such award, in writing, by the Committee or its authorized delegate.

     B. An award of Common Stock may be subject to restrictions ("Restricted Stock") or acquired by the employee by delivery of a recourse or non-recourse promissory note ("Loan Stock"), and certificates for such shares will be deposited in escrow with the Company's Secretary. The employee shall retain all rights in the Restricted Stock or Loan Stock while it is held in escrow including, but not limited to, voting rights and the right to receive dividends, except that the employee shall not have the right to transfer or assign such shares until all restrictions pertaining to such shares are terminated and all loans paid in full, at which time the applicable stock certificates shall be released from escrow and delivered to the employee by the Company's Secretary.

     C. The Committee may permit, on such terms as it deems appropriate, use of Restricted Stock or Loan Stock as partial or full payment upon exercise of a stock option under any stock option of a Company plan or this Plan. In the event shares of Restricted Stock or Loan Stock are so tendered as consideration for the exercise of an option, a number of the shares issued upon the exercise of said option, equal to the number of shares of Restricted Stock or Loan Stock used as consideration therefor, shall be subject to the same conditions as the Restricted Stock or Loan Stock so submitted plus any additional conditions that may be imposed by the Committee.

X.   DURATION OF RESTRICTIONS AND TERMS OF PROMISSORY NOTES
     The Committee will establish the period or periods after which the conditions on Restricted Stock will lapse and the terms of any promissory notes relating to Loan Stock.
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XI.  DEATH OR TOTAL AND PERMANENT DISABILITY OF A PARTICIPATING EMPLOYEE
     HOLDING RESTRICTED STOCK
     By written notice to the Company, an employee who has received a grant of Restricted Stock may designate one or more persons (and from time to time change such designation) who, by reason of his death, shall acquire the right to receive any vested but unpaid Stock Awards held by the employee at the time of his death. Such Stock Awards shall be paid to the designated representative at such time and in such manner as if the employee were living.

     In the event of total and permanent disability of an employee who has participated in the Plan, any unpaid but vested Stock Award shall be paid to the employee if legally competent or to other legally designated guardian or representative if the employee is legally incompetent.

     After the death or total and permanent disability of an employee, the Committee may in its sole discretion at any time terminate restrictions upon stock awarded to the employee. A request to the Committee for the termination of restrictions or the acceleration of payments not yet due may be made by the employee's beneficiary or representative, or by a totally and permanently disabled employee.

     If at the time of the employee's death, there is no effective beneficiary designation as to all or some portion of the awards hereunder, such awards or such portion thereof shall be paid to or on the order of the legal representative of the employee's estate. In the event of uncertainty as to the interpretation or effect of any notice of designation, the Committee's decision with respect thereto shall be conclusive.

XII. RESTRICTIONS AND FORFEITURE OF STOCK AWARDS
      The Company's obligation to deliver stock certificates held in escrow is subject to the condition that the employee remains an active employee of the Company for the entire deferral and/or restriction period, including mandatory and optional deferrals. If the employee fails to meet this condition, the employee's right to any such unpaid amounts or undelivered stock certificates shall be forfeited. The Committee in exceptional circumstances may waive this provision.

                      PART 4. STOCK WITHHOLDING

XIII.     USE OF SHARES TO SATISFY TAX LIABILITY
     Agreements with employees implementing this Plan may permit an employee who has been granted Restricted Stock, Stock Options or Loan Stock to elect that the tax liability arising from the lapse of restrictions on Restricted Stock, exercise of Stock Options, or payment of a non-recourse note used to purchase Loan Stock be satisfied by the Company's withholding from the shares to be delivered to the employee that number of shares the fair market value of which is closest to, without exceeding, such tax liability. For purposes of this paragraph, "tax liability" shall mean the minimum federal and state income taxes required to be withheld from such compensation income arising from the transaction, or, in the discretion of the Company, such greater amount of taxes (including taxes other than income taxes) that are required to be withheld from such compensation. An employee's election under an Agreement with the Company permitting such election shall be made in writing to the Company at least three
(3) days prior to the event giving rise to the employee's tax liability. An employee who is subject to the requirements of Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)") desiring to elect the treatment provided for herein shall give such
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written notice of the same to the Company as legal counsel for the
Company shall determine is required.

                      PART 5. GENERAL PROVISIONS

XIV. ASSIGNMENTS
     The rights and benefits under this Plan may not be assigned except for the designation of a beneficiary as provided in Sections VI and XI.

XV.  TIME FOR GRANTING STOCK OPTIONS OR STOCK AWARDS
     All Stock Options and Stock Awards subject to this Plan shall be granted, if at all, not later than ten (10) years after the adoption of this Plan by the Company's Board of Directors.

XVI. LIMITATION OF RIGHTS

     A. NO RIGHT TO A STOCK OPTION OR STOCK AWARD. Nothing in the Plan shall be construed to give any employee of the Company any right to be granted a Stock Option or Stock Award.

     B. NO EMPLOYMENT RIGHT. Neither the Plan, nor the granting of a Stock Option or Stock Award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will employ a grantee for any period of time or in any position, or at any particular rate of compensation.

     C. NO STOCKHOLDERS' RIGHTS FOR STOCK OPTIONS. An optionee shall have no rights as a Stockholder with respect to the shares covered by his or her Stock Options until the date of issuance of a stock certificate upon exercise of the Stock Option.

XVII.     CHANGES IN PRESENT STOCK
     In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company's present Common Stock, appropriate adjustment shall be made by the Board of Directors, in its sole discretion, in the number and kind of shares which are or may become subject to Stock Options and Stock Awards granted or to be granted hereunder, and in the option price of shares which are subject to Stock Options granted hereunder.

XVIII. EFFECTIVE DATE OF THE PLAN
     The Plan shall take effect on the date of adoption by the Board of Directors of the Company. Stock Options and Stock Awards may be granted under the Plan at any time after the adoption of the Plan by the Board of Directors of the Company and prior to the termination of this Plan; provided, however, no ISO shall be granted under the Plan unless the Plan is approved by the Stockholders of the Company within twelve (12) months before or after the date the Plan is adopted.

XIX. AMENDMENT OF THE PLAN
     The Board of Directors of the Company may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, including, but not limited to, changing the number of shares subject to the Plan, designating the classification of employees eligible to receive Stock Options or Stock Awards and materially increasing the benefits accruing to participants under the Plan.

XX.  NOTICE
     Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

XXI. COMPANY BENEFIT PLANS
     Nothing contained in this Plan shall prevent the employee prior to death, or the employee's dependents or beneficiaries after the employee's death, from receiving, in addition to any awards provided
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for under this Plan and any salary, any payments under a Company retirement plan or which may be otherwise payable or eligible to be distributed to such employee, or to the employee's dependents or beneficiaries under any other plan or policy of the Company or otherwise.

XXII.     UNFUNDED PLAN
     Insofar as it provides for Stock Awards, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to employees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. Except for the holding of Restricted Stock and Loan Stock in escrow pursuant to Section IX B, the Company shall not be required to segregate any assets which may at any time be represented by Stock Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of shares or cash to be awarded under the Plan. Any liability of the Company to any employee with respect to a Stock Award under this Plan shall be based solely upon any contractual obligations which may be created by the Plan and any agreement consistent with this Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

XXIII. GOVERNING LAW
     This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of California and construed accordingly.






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